Exhibit 5

November 19, 2025

Re: Registration Statement on Form S-1/ Jiaheng Ruiji International Trade Co Inc

Registration for Sale of up to 100,000 Shares of Common Stock by the Company

Ladies and Gentlemen:

We act as counsel for Jiaheng Ruiji International Trade Co Inc., a Wyoming corporation (the “Company”), in connection with a registration statement on Form S-1, as amended (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on or about the date of this letter, under the Securities Act of 1933, as amended (the “Securities Act”), in connection with registration for the public offering of up to 100,000 shares (the “IPO Shares”) of the Company’s common stock, no par value per share (the “Common Stock”). As used in this opinion letter, the term “IPO Prospectus” refers to the Offering Prospectus in the Registration Statement in the form first filed with the Commission following the Effective Time pursuant to Rule 424(b) of the rules and regulations under the Securities Act.

The IPO Shares consist of the 100,000 shares of Common Stock to be sold by the Company in the public offering under the Registration Statement and IPO Prospectus.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of this opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation and Bylaws, each as amended to date, and any corporate actions of the Company that provide for the issuance of the IPO Shares and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion; we have also relied on a certificate from an officer of the Company.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Based upon and subject to the foregoing, it is our opinion that the IPO Shares have been duly authorized and when issued and paid for as described in the Registration Statement and IPO Prospectus, will be, validly issued, fully paid and non-assessable.

This opinion is limited to the Federal laws of the United States, including all applicable provisions of the Wyoming Constitution and all regulations related to and all reported judicial decisions interpreting those laws and provisions. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference made to this firm in the Registration Statement under the heading “Legal Matters.”

This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-K under the Act and may not be used or relied upon for any other purpose. This opinion is given as of the effective date of the Registration Statement, and we assume no obligation to update or supplement the opinions contained herein to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

Very truly yours,

/s/ A. Liang
A. Liang
The State Bar of California #303031